Exhibit 99.1

1347 CAPITAL CORP. (the “Company”)

AUDIT COMMITTEE CHARTER

I.	PURPOSE

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibilities with respect to (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the external auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and the performance of the external auditors. The Audit Committee’s primary duties and responsibilities are to:

(a) Oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

(b) Identify and monitor the management of the principal risks that could impact the financial reporting of the Company.

(c) Monitor the integrity of the Company’s financial reporting process and system of internal controls regarding financial reporting and accounting appropriateness and compliance.

(d) Recommend the appointment of and monitor the independence and performance of the Company’s external auditors and the appointed actuary.

(e) Provide an avenue of communication among the external auditors, the appointed actuary, management and the Board.

(f) Review the annual audited financial statements with management and the external auditors.

II.	ORGANIZATION

Audit Committee members shall meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, the independence requirements of the NASDAQ listing standards and all other applicable rules and regulations. The Audit Committee shall be comprised of three or more directors as determined by the Board. All members of the Committee shall be financially literate, being defined as able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements, and at least one member of the Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the Committee member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Chair of the Committee shall have accounting or related financial management expertise. No member of the Committee may have participated in the preparation of the financial statements of the Company or any of the Company’s current subsidiaries during the last three years from the time of their service as a member of the Committee.

Audit Committee members shall be appointed by the Board annually at the meeting of the Board of Directors next following the annual meeting. The Audit Committee Chair shall be designated by the full Board or if it does not do so, the members of the Committee may designate a Chair by majority vote of the Committee membership. The Committee may form and delegate authority granted under this Charter to subcommittees when appropriate.

III.	STRUCTURE AND MEETINGS

The Committee shall meet at least quarterly, or more frequently as circumstances dictate. All meetings of the Committee may be held in person, telephonically, videoconference or similar means of remote communication. The Audit Committee shall prepare and/or approve an agenda in advance of each meeting.

Each member of the Committee shall have one vote. One-third of the Committee members, but not less than two, shall constitute a quorum. The Committee shall be authorized to take any permitted action only by the affirmative vote of a majority of the Committee members at any meeting at which a quorum is present, or by the unanimous written consent of all of the Committee members.

The Audit Committee has the authority under this Charter to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the external auditors as well any other employees or consultants to the Company and its subsidiaries. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants, advisers or experts it deems necessary in the performance of its duties under this Charter. The Company shall provide appropriate funding, as determined by the Committee, for the compensation to any external auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, compensation to any consultants, advisers or experts employed by the Committee, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties under this Charter.

IV.	RESPONSIBILITIES AND DUTIES

The Audit Committee shall have the power and authority of the Board to perform the following duties and fulfill the following responsibilities:

Review Procedures

(a)	Shall review and reassess the adequacy of this Charter at least annually and submit the Charter with suggested changes to the Board for approval.

(b)	Review the Company’s annual audited financial statements and discuss the Company’s quarterly financial statements and related documents and disclosure, including those to be included in the Company’s periodic reports with the Securities and Exchange Commission prior to filing or distribution. Review should include discussion with management and external auditors of significant issues regarding accounting principles, practice, and significant management estimates and judgments as well as the contents of “Management’s Discussion and Analysis.”

(c)	In consultation with management, external auditors, and an appointed actuary, consider the integrity of the Company’s financial, reporting processes and internal controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the external auditors together with management’s responses.

(d)	Review the Company’s quarterly financial results and related documents prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution.

(e)	Review financial statements and other related documents to be included in any prospectus or other offering document of the Company.

(f)	Discuss the Company’s earnings press releases as well as financial information provided to analysts and rating agencies.

External Auditors and Actuaries

(a)	The external auditors are accountable to the Audit Committee and the Board and shall report directly to the Committee. On no less than an annual basis, the Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board the appointment of the external auditors or approve any discharge of auditors when circumstances warrant.

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(b)	The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the external auditors, including the provision of both audit related and non-audit related services.

(c)	On no less than an annual basis, the Committee should review and discuss with the external auditor all significant relationships that it has with the Company that could impact the objectivity and independence of the auditor. During such review and discussion, the Committee shall receive a formal written statement from the external auditor delineating all relationships between the auditor and the Company.

(d)	Review the external auditor’s audit plan and, in particular, discuss and approve audit scoping, staffing, locations, reliance upon management and general audit approach.

(e)	To pre-approve all audit and permitted non-audit and tax services that may be provided by the Company's independent auditors or other registered public accounting firms, and establish policies and procedures for the Committee's pre-approval of permitted services by the Company's independent auditors or other registered public accounting firms on an on-going basis.

(f)	On not less than an annual basis, review with the external auditors:

(i)	all critical accounting policies and practices to be used in connection with the auditor’s report;

(ii)	all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management, including ramification of the use of such alternative disclosures and treatments, and the treatment preferred by the auditor; and

(iii)	other material written communications between the auditor and the management of the Company, such as any management representation letter, schedule of unadjusted differences, reports on observations and recommendations on internal control, engagement letter and independence letter.

(g)	Prior to releasing the year-end earnings, discuss the results of the audit with the external auditors. Discuss certain matters required to be communicated to audit committees in accordance with GAAP.

(h)	Consider the external auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in the Company’s financial reporting.

(i)	Set clear hiring policies for employees or former employees of the external auditors.

(j)	Consider the appointed actuary’s judgment about the appropriateness of management’s selection of assumptions of methods to determine the unpaid claims liabilities included in the Company’s year-end financial statements.

Corporate Internal Audit Department

(a)	Discuss policies with respect to risk assessment and risk management.

(b)	On not less than an annual basis, obtain and review a report by the external auditor describing the Company’s internal quality control review, or peer review of the Company.

(c)	Review significant internal audit reports together with internal auditors and with external auditors.

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(d)	Meet separately, periodically, with management, with internal auditors and with external auditors.

(e)	Establish and review formal whistleblower procedures that address the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of any concerns regarding questionable accounting or auditing matters.

(f)	On at least an annual basis, review with the Company’s General Counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

(a)	Perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

(b)	Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

(c)	Review and update periodically the Company’s “Code of Ethics.”

The Audit Committee will annually review a summary of director and officers related party transactions and potential conflicts of interest.

V.	LIMITATION ON THE OVERSIGHT ROLE OF THE AUDIT COMMITTEE

Nothing in this Charter is intended, or may be construed, to impose on any member of the Audit Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which all members of the Board are subject.

Each member of the Audit Committee shall be entitled, to the fullest extent permitted by law, to rely on the integrity of those persons and organizations within and outside the Company from whom he or she receives financial and other information, and the accuracy of the information provided to the Company by such persons or organizations.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles in the United States and applicable rules and regulations. These are the responsibility of management and the external auditors.

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